EXHIBIT 99.1

CVS Caremark Announces Agreement in Principle with the Securities and Exchange Commission

WOONSOCKET, R.I., August 2, 2013 – CVS Caremark Corporation (NYSE: CVS) confirmed today that it has reached an agreement in principle with the staff of the Boston Regional Office of the Securities and Exchange Commission (SEC) to resolve an investigation by the SEC of certain events that occurred in 2009. This investigation, which CVS Caremark previously disclosed after it began in 2011, has focused on events that occurred in the third and fourth quarters of 2009, including certain public disclosures made by the Company, transactions in the Company’s securities by certain current and former employees and certain aspects of the purchase accounting adjustment related to the October 2008 Longs Drug Stores acquisition. The agreement in principle was reached following extensive discussions with the SEC over the last several months. The settlement remains subject to completion of final documentation and approval by the Commission and federal court.

The settlement will be entered into by the Company on a “no admit or deny” basis and will resolve a number of alleged violations of the Securities Act of 1933 and the Securities Exchange Act of 1934, including certain anti-fraud provisions of those statutes. Under the terms of the agreement in principle, CVS Caremark will pay a $20 million civil penalty, which has been fully reserved in CVS Caremark’s financial statements. The settlement will not require CVS Caremark to restate its earnings for any reporting period.

“We are pleased to be taking this important step to close the chapter on these matters from 2009 and look forward to resolving the SEC investigation in the near future,” stated Thomas M. Moriarty, Executive Vice President and General Counsel of CVS Caremark. “CVS Caremark remains committed to complying with all applicable laws and regulations. We will continue to focus on driving value for our customers and shareholders through our distinctive integrated pharmacy model.”

About CVS Caremark

CVS Caremark is dedicated to helping people on their path to better health as the largest integrated pharmacy company in the United States. Through the company’s more than 7,500 retail pharmacy stores; its leading pharmacy benefit manager serving more than 60 million plan members; and its retail health clinic system, the largest in the nation with more than 650 MinuteClinic® locations, it is a market leader in mail order, retail and specialty pharmacy, retail clinics, and Medicare Part D Prescription Drug Plans. As a pharmacy innovation company with an unmatched breadth of capabilities, CVS Caremark continually strives to improve health and lower costs by developing new approaches such as its unique Pharmacy Advisor® program that helps people with chronic diseases such as diabetes obtain and stay on their medications. Find more information about how CVS Caremark is reinventing pharmacy for better health at info.cvscaremark.com.

Contacts:

Carolyn Castel
Corporate Communications
401.770.5717
carolyn.castel@cvscaremark.com

Nancy Christal
Investor Relations
914.722.4704